Exhibit 99.1

Olympic Steel Reports Third-Quarter Results

Specialty Metals and Pipe and Tube Businesses Resilient in the Quarter

Company Continues to Successfully Integrate Recent Acquisitions

CLEVELAND--(BUSINESS WIRE)--November 7, 2019--Olympic Steel, Inc. (Nasdaq: ZEUS), a leading national metals service center, today announced financial results for the three months ended September 30, 2019.

Third-quarter 2019 net sales of $384 million were 16% lower compared with $457 million in the third quarter of 2018. Net sales were impacted by lower year-over-year shipping volumes and pricing within the carbon flat products segment. Net income was approximately $591 thousand, or $0.05 per diluted share, in the 2019 third quarter, compared with $11.6 million, or $1.01 per diluted share, in the same quarter of 2018. The specialty metals flat products segment continued to profitability grow its market share while sales in the tubular and pipe products segment outperformed the market. The 2019 third-quarter results include $1 million of LIFO income, as noted in the reconciliation below.

“While we anticipated the third quarter would be softer than the first half of the year, we are encouraged by the positive impact we are seeing from our strategy to diversify the business. Our specialty metals and pipe and tube businesses remained resilient in a challenging market environment. We also furthered our strategy of vertical integration during the third quarter through the acquisition of EZ Dumper®, a manufacturer of hydraulic truck dump inserts. This is our second acquisition in 2019 of manufacturers of higher-margin, metal-intensive branded products, which offer a countercyclical offset to the pricing dynamics of the steel distribution business. McCullough Industries, which we acquired earlier this year, continues to exceed our expectations by delivering EBITDA margins well above the levels earned through traditional service center business. We are committed to evaluating additional acquisition opportunities, and when there is a good fit, we have adequate capital available to pursue a transaction,” said Chief Executive Officer Richard T. Marabito.

“We will continue to best position Olympic Steel for the future by reducing our operating expenses, strengthening our balance sheet, and focusing on cash-flow generation while providing exceptional service to our customers,” Marabito concluded.

In addition, the Company’s Board of Directors approved a regular quarterly cash dividend of $0.02 per share, which is payable on December 16, 2019, to shareholders of record on December 2, 2019.

The table that follows provides a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.

Olympic Steel, Inc.
Reconciliation of Net Income Per Diluted Share to Adjusted Net Income Per Diluted Share
The following table reconciles adjusted net income per diluted share to the most directly comparable GAAP financial measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net income per diluted share (GAAP):	$ 0.05	$ 1.01	$ 0.41	$ 3.07

Excluding the following items:
LIFO (income) / expense	(0.05)	0.18	(0.08)	0.30
Adjusted net income per diluted share (non-GAAP):	$ ---	$ 1.19	$ 0.33	$ 3.37

Conference Call and Webcast

A simulcast of Olympic Steel’s 2019 third-quarter earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The live simulcast will begin at 10 a.m. EST on November 8, 2019, and a replay will be available for approximately 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” and “continue,” as well as the negative of these terms or similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: risks of falling metals prices and inventory devaluation; general and global business, economic, financial and political conditions; competitive factors such as the availability, global production levels and pricing of metals, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; the levels of imported steel in the United States and the tariffs initiated by the U.S. government in 2018 under Section 232 of the Trade Expansion Act of 1962 and imposed tariffs and duties on exported steel or other products, U.S. trade policy and its impact on the U.S. manufacturing industry; cyclicality and volatility within the metals industry; fluctuations in the value of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the successes of our efforts and initiatives to improve working capital turnover and cash flows, and achieve cost savings; our ability to generate free cash flow through operations and repay debt; the availability, and increased costs, of labor related to tighter employment markets; the availability and rising costs of transportation and logistical services; customer, supplier and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; the adequacy of our existing information technology and business system software, including duplication and security processes; the adequacy of our efforts to mitigate cyber security risks and threats; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including acquisitions and our business information system implementations; our ability to successfully integrate recent acquisitions into our business and risks inherent with the acquisitions in the achievement of expected results, including whether the acquisition will be accretive and within the expected timeframe; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; rising interest rates and their impacts on our variable interest rate debt; the impacts of union organizing activities and the success of union contract renewals; changes in laws or regulations or the manner of their interpretation or enforcement could impact our financial performance and restrict our ability to operate our business or execute our strategies; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including impairment charges related to indefinite lived intangible assets; the timing and outcomes of inventory lower of cost or market adjustments and last-in, first-out, or LIFO, income or expense; the inflation or deflation existing within the metals industry, as well as product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the LIFO inventory valuation; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any; and unanticipated developments that could occur with respect to contingencies such as litigation, arbitration and environmental matters, including any developments that would require any increase in our costs for such contingencies.

In addition to financial information prepared in accordance with GAAP, this document also contains adjusted earnings per diluted share, which is a non-GAAP financial measure. Management’s view of the Company’s performance includes adjusted earnings per share, and management uses this non-GAAP financial measure internally for planning and forecasting purposes and to measure the performance of the Company. We believe this non-GAAP financial measure provides useful and meaningful information to us and investors because it enhances investors’ understanding of the continuing operating performance of our business and facilitates the comparison of performance between past and future periods. This non-GAAP financial measure should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. A reconciliation of this non-GAAP measure to the most directly comparable GAAP financial measure is provided above.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel, aluminum, tin plate, and metal-intensive branded products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel operates from 30 facilities in North America.

For additional information, please visit the Company’s website at www.olysteel.com or https://olysteel.irpass.com/Contact_Us?BzID=2195

Olympic Steel, Inc.
Consolidated Statements of Net Income
(in thousands, except per-share data)
	Three months ended		Nine months ended
	September 30		September 30
	2019	2018	2019	2018

Net sales	$384,230	$456,976	$1,259,300	$1,285,491

Costs and expenses
Cost of materials sold (excludes items shown separately below)	311,104	365,362	1,028,980	1,016,200
Warehouse and processing	25,204	25,330	75,938	72,579
Administrative and general	18,552	21,197	58,077	61,592
Distribution	11,840	12,552	37,170	38,077
Selling	6,999	7,373	21,759	21,708
Occupancy	2,308	2,348	7,572	7,200
Depreciation	4,292	3,953	13,211	12,141
Amortization	350	247	998	716

Total costs and expenses	380,649	438,362	1,243,705	1,230,213

Operating income	3,581	18,614	15,595	55,278

Other income (loss), net	12	17	(33)	(122)

Income before financing costs and income taxes	3,593	18,631	15,562	55,156

Interest and other expense on debt	2,569	2,923	8,985	7,579

Income before income taxes	1,024	15,708	6,577	47,577

Income tax provision	433	4,109	1,831	12,501

Net income	$591	$11,599	$4,746	$35,076

Earnings per share:

Net income per share - basic	$0.05	$1.01	$0.41	$3.07

Weighted average shares outstanding - basic	11,420	11,444	11,526	11,427

Net income per share - diluted	$0.05	$1.01	$0.41	$3.07

Weighted average shares outstanding - diluted	11,420	11,446	11,526	11,427

Olympic Steel, Inc.
Consolidated Balance Sheets
(in thousands)
	At Sept. 30, 2019	At Dec. 31, 2018
Assets

Cash and cash equivalents	$8,488	$9,319
Accounts receivable, net	168,037	175,252
Inventories, net (includes LIFO credit of $1,821 and $3,071 as of September 30, 2019 and December 31, 2018, respectively)	283,146	368,738
Prepaid expenses and other	6,274	9,460

Total current assets	465,945	562,769

Property and equipment, at cost	414,040	403,785
Accumulated depreciation	(255,996)	(244,176)

Net property and equipment	158,044	159,609

Goodwill	3,423	2,358
Intangible assets, net	29,576	24,914
Other long-term assets	13,891	11,090
Right of use asset, net	27,864	-

Total assets	$698,743	$760,740

Liabilities

Accounts payable	$89,293	$95,367
Accrued payroll	12,414	19,665
Other accrued liabilities	10,179	13,395
Current portion of lease liabilities	5,742	-

Total current liabilities	117,628	128,427

Credit facility revolver	223,004	302,530
Other long-term liabilities	14,348	9,327
Deferred income taxes	12,904	13,465
Lease liabilities	22,211	-

Total liabilities	390,095	453,749

Shareholders' Equity

Preferred stock	-	-
Common stock	132,676	130,778
Treasury stock	(1,654)	(132)
Accumulated other comprehensive loss	(2,806)	-
Retained earnings	180,432	176,345

Total shareholders' equity	308,648	306,991

Total liabilities and shareholders' equity	$698,743	$760,740

Olympic Steel, Inc.
Segment Financial Information
(In thousands, except tonnage and per-ton data. Figures may not foot to consolidated totals due to Corporate expenses.)
	Three months ended September 30
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2019	2018	2019	2018	2019	2018

Tons sold[1]	248,521	281,225	38,213	36,606	N/A	N/A

Net sales	$215,515	$282,810	$97,563	$92,153	$71,152	$82,013
Average selling price per ton	867	1,006	2,553	2,517	N/A	N/A
Cost of materials sold[2]	176,277	225,407	83,696	77,928	51,131	62,027
Gross profit[3]	39,238	57,403	13,867	14,225	20,021	19,986
Operating expenses[4]	41,539	42,910	9,807	9,271	15,559	16,884
Operating income	(2,301)	14,493	4,060	4,954	4,462	3,102

Depreciation and amortization	2,850	2,524	441	341	1,309	1,311

	Nine months ended September 30
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2019	2018	2019	2018	2019	2018

Tons sold[1]	788,894	883,190	111,389	100,275	N/A	N/A

Net sales	$749,921	$802,995	$281,718	$255,037	$227,661	$227,459
Average selling price per ton	951	909	2,529	2,543	N/A	N/A
Cost of materials sold[5]	622,377	632,326	242,136	216,726	164,467	167,148
Gross profit[3]	127,544	170,669	39,582	38,311	63,194	60,311
Operating expenses[4]	128,147	129,768	29,310	24,818	48,641	48,394
Operating income	(603)	40,901	10,272	13,493	14,553	11,917

Depreciation and amortization	8,624	7,665	1,403	880	4,056	4,237

				At Sept. 30, 2019		At Dec. 31, 2018
Assets
Flat-products				$483,828		$560,116
Tubular and pipe products				213,674		200,016
Corporate				1,241		608
Total assets				$698,743		$760,740

[1]	Tonnage is less meaningful for the Tubular and Pipe Products segment and, therefore, is not reported.
[2]	Includes $1.0 million of LIFO income and $2.7 million of LIFO expense for the three months ended September 30, 2019 and September 30, 2018, respectively.
[3]	Gross profit is calculated as net sales less the cost of materials sold.
[4]	Operating expenses are calculated as total costs and expenses less the cost of materials sold from the Consolidated Statements of Net Income.
[5]	Includes $1.25 million of LIFO income and $4.7 million of LIFO expense for the nine months ended September 30, 2019 and September 30, 2018, respectively

Other Information
(In thousands except per-share data)	At Sept. 30, 2019	At Dec. 31, 2018
Shareholders' equity per share	$28.07	$27.89

Debt to equity ratio	0.72 to 1	0.99 to 1

	Nine Months Ended September 30,
	2019	2018

Net cash from (used for) operating activities	$99,355	$(63,137)

Cash dividends per share	$0.06	$0.06

Contacts

Richard A. Manson
Chief Financial Officer
(216) 672-0522
ir@olysteel.com